Exhibit 99.1
NOTICE OF TRADING RESTRICTION PERIOD
     This notice is given pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of SEC Regulation BTR. In connection with Paychex’ conversion of its 401(k) Plan provider to Fidelity, there will be a trading blackout period for all officers and directors beginning on April 25, 2006 and ending on May 11, 2006.
     During the blackout period, you will be prohibited from purchasing, selling or otherwise acquiring or transferring any Paychex, Inc. common stock that you acquired in connection with your service or employment as a director or executive officer of Paychex. These trading restrictions apply to your holdings both inside and outside of the 401(k) context.
     Notwithstanding the foregoing restrictions, the following types of transactions are permitted during the blackout period:
•	Acquisitions of equity securities under broad-based dividend or interest reinvestment plans;
•	Purchases or sales of equity securities pursuant to valid Rule 10b5-1(c) programs, as long as the advance election was not made or modified during the blackout period or at a time you were aware of the actual or approximate dates of the impending blackout period;
•	Compensatory grants and awards of equity securities pursuant to programs under which grants and awards occur automatically or pursuant to a formula;
•	Acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent and distribution;
•	Acquisitions or dispositions of equity securities pursuant to a qualified domestic relations order; and
•	Sales or other dispositions of equity securities compelled by the laws or other requirements of an applicable jurisdiction.

     The following persons have been designated by the Company to respond to inquiries about the blackout period:
John M. Morphy
Chief Financial Officer
Paychex, Inc.
911 Panorama Trail South
Rochester, NY 14625
(585) 383-3402
Stephanie L. Schaeffer
Chief Legal Officer
Paychex, Inc.
911 Panorama Trail South
Rochester, NY 14625
(585) 383-3788.
     Additionally, please note that the current quarterly earnings release blackout period will end at the close of business on March 31, 2006, and the next regularly-scheduled year end earnings release blackout period will begin on May 15, 2006 and end on July 3, 2006.
     Should you have any questions or concerns regarding the upcoming blackout periods, please do not hesitate to contact John Morphy or Stephanie Schaeffer.